Exhibit 5.1

September 30, 2015

PJT Partners Inc.

280 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to PJT Partners Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to up to 12,221,785 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”), which may be issued by the Company pursuant to the PJT Partners Inc. 2015 Omnibus Incentive Plan (the “Plan”).

The Shares will be accompanied by a right (each, a “Right”) to purchase, under certain circumstances, from the Company one one-thousandth of a share of its Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Shares”), pursuant to a Stockholder Rights Agreement (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), the form of which has been filed as an exhibit to the Registration Statement. The Rights associated with the Shares initially will trade together with the Shares.

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), a form of the Certificate of Designation of Series A Junior Participating Preferred Stock of the Company (the “Certificate of Designation”), a form of the Rights Agreement, and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We have assumed further that (i) at the time of issuance and delivery of the Rights, the Rights Agreement will be the valid and legally binding obligation of the Rights Agent, (ii) the Rights Agent is validly existing under the law of the jurisdiction in which it is organized, (iii) at the time of issuance and delivery of the Rights, the Rights Agreement will have been duly authorized, executed and delivered by the Company and (iv) at the time of issuance and delivery of the Rights, there are sufficient shares of preferred stock authorized under the Company’s Amended Certificate and not otherwise reserved for issuance.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. (a) When the Amended Certificate has been duly filed with the Secretary of State of the State of Delaware and the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to authorize and approve the issuance of the Shares and (b) upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

2. (a) When each of the Amended Certificate and the Certificate of Designation has been filed with the Secretary of State of the State of Delaware and the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to authorize and approve the issuance and terms of the Rights and related matters and (b) upon issuance and delivery of the Shares in accordance with the Plan and the Rights attached thereto in accordance with the Rights Agreement, such Rights will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) Section 34 of the Rights Agreement relating to the severability provisions of the Rights Agreement or (ii) the waiver of rights contained in Section 14(d) of the Rights Agreement.

In addition, with respect to our opinion set forth in paragraph 2 above and the Rights and the Rights Agreement, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and (iii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP